                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[x]  Preliminary Proxy Statement

                                         [ ]  Confidential, for use of
[ ]  Definitive Proxy Statement               the Commission Only
[ ]  Definitive Additional Materials          (as permitted by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                          EYE CARE INTERNATIONAL, INC.
                          ----------------------------
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:___________________________
     (2) Aggregate number of securities to which transaction applies:__________________________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1________________________
     (4)  Proposed maximum aggregate value of transaction:_____________________
     (5)  Total fee paid:__________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid: $______________
     (2)  Form, Schedule or Registration Statement No.: _________________
     (3)  Filing Party: _________________
     (4)  Date Filed: __________________

                          EYE CARE INTERNATIONAL, INC.
                         1511 North Westshore Boulevard
                             Tampa, Florida  33607

                           -------------------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         To Be Held November 20, 2001


To Our Stockholders:

     Notice is hereby given that a Special Meeting of Stockholders of Eye Care International, Inc., a Delaware corporation, will be held on Tuesday, November 20, 2001 at 9:00 a.m., Eastern Daylight Time, at our offices at 1511
North Westshore Boulevard, Tampa, Florida 33607 to consider and act upon a proposal to amend our Certificate of Incorporation to authorize a one-for-five reverse stock split of the outstanding shares of our class A and class B common stock by changing each five shares into one share.


     Only stockholders of record at the close of business on November 5, 2001 are entitled to notice of and to vote at the Special Meeting or any adjournments thereof.

     A list of stockholders entitled to vote at the Special Meeting will be available at our offices, 1511 North Westshore Boulevard, Tampa, Florida 33607 for a period of ten days prior to the Special Meeting for examination by any stockholder and at the Special Meeting.


                              By Order of the Board of Directors.



                              Clark A. Marcus
                              President and Chief Executive Officer


Tampa, Florida

November __, 2001



     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY OUR BOARD OF DIRECTORS AND RETURN IT TO US. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED. STOCKHOLDERS EXECUTING PROXIES MAY ATTEND THE MEETING AND VOTE IN PERSON SHOULD THEY SO DESIRE.

                          EYE CARE INTERNATIONAL, INC.

                         1511 North Westshore Boulevard
                              Tampa, Florida 33607

                          ----------------------------
                          PROXY STATEMENT FOR SPECIAL
                            MEETING OF STOCKHOLDERS
                          ----------------------------

     Our Board of Directors presents this Proxy Statement and the enclosed proxy card to all our stockholders and solicits their proxies for the Special Meeting of Stockholders to be held on Tuesday, November 20, 2001. The Special Meeting has been called for stockholders to approve a proposal to amend our Certificate of Incorporation to authorize a one-for-five reverse stock split of the outstanding shares of our class A and class B common stock by changing each five shares into one share. All proxies duly signed and received will be voted at the Special Meeting in accordance with the instructions given by such proxies. In the absence of specific instructions, signed proxies received by us will be voted FOR the reverse stock split. You may revoke the proxy at any time before
it is voted.  We are mailing this Proxy Statement on or about November   , 2001.

     As of November 5, 2001, the record date for determining stockholders entitled to vote at the Special Meeting, there were outstanding 11,919,360 shares of class A common stock, 1,277,700 shares of class B common stock and 685,715 shares of series B convertible preferred stock, the only classes or series of stock entitled to vote at the Special Meeting. Each share of class A common stock and series B convertible preferred stock is entitled to one vote and each share of class B common stock is entitled to five votes. Only stockholders of record as of the close of business on November 5, 2001 will be entitled to vote at the Special Meeting or any adjournment thereof.


     The affirmative vote by stockholders holding a majority of the voting power of the outstanding shares of class A common stock, class B common stock and series B convertible preferred stock, voting together as a single class, is required to approve the proposal to authorize a reverse stock split of the class A and class B common stock. Shares represented by proxies that are marked "abstain" will only be counted for the purpose of determining the presence of a quorum. Since brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.

                   Security Ownership And Certain Beneficial
                             Owners And Management

     The following table sets forth certain information as of October 1, 2001 concerning the beneficial ownership of our common stock by (i) each stockholder known by us to be a beneficial owner of more than five percent of the outstanding class A and class B common stock; (ii) each of our directors; (iii) each executive officer whose compensation for 2000 was in excess of $100,000; and (iv) all directors and officers as a group.



-------------------------------------------------------------------------------------------------------------
                                                Number of Shares/(1)/            Percent of Class/(2)/
-------------------------------------------------------------------------------------------------------------
                                              Class A          Class B                               All
                  Name                      Common Stock     Common Stock    Class A   Class B   Common Stock
-------------------------------------------------------------------------------------------------------------
Clark Marcus/(3)/                               75,000          474,100        *         37.1%           4.2%
-------------------------------------------------------------------------------------------------------------
Eva Katzman/(3)/                                    --          268,600/(4)/   *         21.0%           2.0%
-------------------------------------------------------------------------------------------------------------
Sharon Kay Ray/(3)/                             23,000          198,200        *         15.5%           1.7%
-------------------------------------------------------------------------------------------------------------
Richard Abrahamson, MD/(3)/                    152,740          181,800         1.3%     14.2%           2.5%
-------------------------------------------------------------------------------------------------------------
James L. Koenig/(3)/                            69,000/(5)/     130,000        *         10.2%           1.5%
-------------------------------------------------------------------------------------------------------------
Robert G. Veligdan, DDS/(3)/                   204,214/(6)/          --         1.7%       --            1.5%
-------------------------------------------------------------------------------------------------------------
William Koch/(3)/                                   --           25,000          --       2.0%       *
-------------------------------------------------------------------------------------------------------------
John A. Schild/(3)/                                 --               --          --        --             --
-------------------------------------------------------------------------------------------------------------
Arnold Finestone/(3)/                           25,000               --          --        --             --
-------------------------------------------------------------------------------------------------------------
Arthur Yeap/(3)/                               142,426               --          --        --            1.1%
-------------------------------------------------------------------------------------------------------------
All officers and directors as a group
 (9 persons)                                   691,380        1,009,100         5.8%     79.0%          12.9%
-------------------------------------------------------------------------------------------------------------


---------------
* Less than 1%.

/(1)/ Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated, subject to community property laws, where applicable. For purposes of this table, a person or group of persons is deemed to beneficially own any shares that such person has the right to acquire within 60 days after October 1, 2001.

/(2)/ Calculated as a percentage of the total number of shares of common stock issued and outstanding without respect to voting power. Each share of class B common stock is entitled to five votes per share, as compared to one vote per share of class A common stock. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on October 1, 2001, any shares which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person. As of October 1, 2001, we had outstanding 11,919,360 shares of class A common stock and 1,277,700 shares of class B common stock, or a total of 13,197,060 shares of common stock.


/(3)/ Address is c/o Eye Care International, Inc., 1511 North Westshore Boulevard, Suite 925, Tampa, Florida 33607.

/(4)/ Includes 193,600 shares of class B common stock owned of record by Mrs. Katzman and 75,000 shares of class B common stock held in trust for the minor children of her son, Jerry Katzman.

/(5)/ Includes 45,000 shares that he may acquire upon exercise of warrants.

/(6)/ Includes 70,860 shares that he may acquire upon exercise of warrants.

   Proposal To Amend The Company's Certificate of Incorporation to Authorize a One-For-Five Reverse Stock Split of Class A and Class B Common Stock

General

     Our Board of Directors has approved, subject to stockholder approval, a proposal to amend our Certificate of Incorporation to authorize a one-for-five reverse stock split of the outstanding shares of our class A and class B common stock in connection with, and as a condition of, a proposed financing, by changing each five shares into one share. The one-for-five reverse stock split shall be effective as of the opening of business on the date upon which we receive a minimum of $1,000,000 from the sale of Units in the private financing.

Proposed Private Financing

     We are in urgent need of financing to operate our business. We have signed a letter of intent with Thomas Fletcher & Company, Inc. (the "Placement Agent") to act as placement agent, on a best effort basis, for a private offering to only accredited investors of up to 100 Units for gross proceeds of $2,500,000 (the "Financing"). The Letter of Intent, as amended, requires us to sell a minimum of 40 Units as a condition of funding. Each Unit will be sold at $25,000 and consist of our 11% promissory note in the principal amount of $20,000 due December 31, 2003, 20,000 shares of our class A common stock and warrants to purchase an additional 5,000 shares of class A common stock. The exercise price of the warrants is $1.00 per share, subject to antidilution adjustments. The Placement Agent will receive warrants to purchase 5,000 shares of class A common stock for each Unit sold. Concurrently with the Financing, we are offering holders of our series A and series B preferred stock the opportunity to exchange their shares of preferred stock for additional Units. Under the terms of the exchange offer the original purchase price of the preferred stock will be credited against the subscription price of $25,000 per Unit. The class A preferred stock was originally issued at a price of $1,000 per share and is convertible into 2,000 shares of class A common stock. The class B preferred stock was issued at price of $0.4375 per share and is convertible into class A common stock on a share-for-share basis. If the holders of all outstanding shares of our preferred stock accept the exchange offer, we will issue an additional 41.8 Units. The exchange offer is subject to our sale of 40 Units. The exchange offer will commence on November __, 2001 and end on December 31, 2001.

     The net proceeds of the Financing (after payment of sales commissions and expenses of the Financing), estimated at $850,000 if 40 Units are sold, and $2,100,000 100 Units are sold will be used as follows:



                              If 40 Units Are Sold     If 100 Units Are Sold
                              --------------------     ---------------------
Marketing                           $ 400,000              $ 1,450,000
Customer support:                     300,000                  400,000
Computer system upgrades              100,000                  100,000
Working capital and general
  corporate purposes                   50,000                  150,000
                                    ---------              -----------
        Total                       $ 850,000              $ 2,100,000
                                    =========              ===========


If we are unable to sell 40 Units by the termination date of the offering, the Financing will be terminated and any funds deposited in escrow will be refunded to the subscribers, the reverse stock split will not be affected and the exchange offer will not be consummated. The reverse stock split is to be effected at the opening of business on the date we receive gross proceeds of at least $1,000,000 from the sale of 40 Units in the Financing. The Board of Directors unanimously approved the reverse stock split as a condition of the financing.

Reasons for the Reverse Stock Split

     We are in urgent need of financing to service our existing members and to market our vision care plan to healthcare providers, employers and affinity groups to attract additional members. The completion of the Financing is critical to our growth. The Reverse Stock Split is a condition of the Financing.

     The Placement Agent and our management believe that the low per share market price of our class A common stock impairs the acceptability of the stock by the financial community and the investing public. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it, or our reputation in the financial community, but in practice this is not necessarily the case, as many investors look upon low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. The Placement Agent and our management also believe that a low share price reduces the effective marketability of our shares because of the reluctance of many leading brokerage firms to recommend low-priced stocks to their clients. Certain institutional investors have internal policies preventing the purchase of low-priced stocks and many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts. A variety of brokerage house policies and practices tends to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of low-priced stocks because the brokerage commission on a sale of a low-price stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced stock.

     Our Board of Directors is hopeful that the decrease in the number of shares of our outstanding Class A common stock as a consequence of the reverse stock split will result in an anticipated increased price level, which will encourage interest in our class A common stock and possibly promote greater liquidity for our stockholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after the reverse stock split. In addition,, although it may be anticipated that the increase in the price level of our class A common stock as a result of the reverse stock split will be proportionately less than the decrease in the number of shares outstanding, the reverse stock split could result in a price level for the shares that will overcome the reluctance, policies and practices referred to above and diminish the adverse impact of trading commissions on the market for the shares. However, there can be no assurance that the foregoing effects will occur, or that the share price level of the class A common stock immediately after the reverse stock split will be maintained for any period of time.

Fractional Shares

     In order to save the expense and inconvenience of issuing fractional shares, we will not issue scrip or fractional share certificates evidencing shares of class A or class B common stock in connection with the reverse stock split. We will issue one additional whole share to stockholders who would otherwise be entitled to a fractional share. If the same stockholder is the owner of shares under multiple share certificates, then the number of shares we will issue in connection with the reverse stock split shall be computed on the basis of the aggregate shares owned under all certificates.

Principal Effects of the Reverse Split

     As of October 1, 2001, we had outstanding 11,919,360 shares of class A common stock and 1,277,700 shares of class B common stock. If we do not issue any shares of class A or class B common stock prior to the date the reverse stock split becomes effective, the number of outstanding shares of class A and class B common stock will be reduced to approximately 2,383,872 and 255,540, respectively, or a total of 2,639,412 shares of common stock. In addition, the stated capital of our outstanding class A and class B common stock as reflected on our balance sheet will be reduced, and our additional paid in capital account will be increased, by an equal amount. The number of authorized shares of common stock will remain 30,000,000 shares, consisting of 20,000,000 shares of class A and 10,000,000 shares of class B common stock. Except for the issuance of additional whole shares of common stock for fractional shares, the reverse stock split will not result in any immediate change in the economic interests or the voting power of a stockholder relative to other common stockholders. However, the reverse stock split will result in a substantial increase in the number of shares of common stock available for issuance by our Board of Directors.


     Increase in Authorized Unissued Shares
     --------------------------------------

     The following table shows how the one-for-five reverse stock split will increase the number of shares of common stock available for issuance by our Board of Directors. The information presented in the table is as of October 1, 2001. The table assumes that no shares or other securities convertible into or exercisable for shares of class A or class B common stock will be issued prior to the date upon which the reverse stock split is effected.



                                                                      Number of Shares
                                       ------------------------------------------------------------------------------
                                            Prior to Reverse Stock Split             After Reverse Stock Split
                                       --------------------------------------  --------------------------------------
                                            Class A             Class B             Class A                Class B
                                          Common Stock        Common Stock        Common Stock           Common Stock
                                       ------------------  ------------------  ------------------  ------------------
      Authorized                               20,000,000          10,000,000          20,000,000          10,000,000
      Outstanding                              11,919,360           1,277,700           2,283,872             255,540
      Reserved for issuance
         Warrants                               4,337,718                   0             867,544                   0
         Preferred stock                        2,175,715                   0*            435,143                   0*
         Options that may be granted
          in future under existing
          option plan                             500,000                   0             100,000                   0
      Available for future issuance             1,067,207           8,722,300          16,213,441           9,744,460



      * Assume all Series A and Series B Preferred Stock is surrendered in exchange for Units.

     The following table shows how many shares of class A common stock will be available for issuance by our Board of Directors after the sale of 100 Units and the issuance of an additional 41.8 Units in the exchange offer:


                                                    Number of Shares of Class A Common Stock
                                                   After Sale of 100 Units and Exchange Offer
                                                   ------------------------------------------
Authorized                                                       20,000,000
Outstanding                                                       3,801,872
Reserved for issuance
   Warrants                                                       2,076,544
   Preferred stock                                                        0
   Options that may be granted
    in future under existing
    option plan                                                     100,000
Available for future issuance                                    14,021,584




     Since the total number of authorized shares of common stock will remain 30,000,000, following the reverse stock split, our Board of Directors will be able to issue 16,213,441 shares of class A common stock and 9,744,460 shares of class B common stock without further stockholder approval. After the sale of 100 Units and the issuance of an additional 41.8 Units in the exchange offer, our Board of Directors will have authority to issue 14,021,584 shares of class A common stock without stockholder approval. These shares may be issued for various corporate purposes, including public or private financings to obtain capital for our business and operations and for acquisitions of businesses, and will allow us to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a special meeting of the stockholders. Except for the Financing and the exchange offer, we do not presently have any agreement, understanding, or arrangement which would result in the issuance of any of the additional shares of our authorized and unissued common stock following the reverse stock split. Our Board of Directors does not intend to seek stockholder approval prior to any issuance of additional shares of our common stock, except as otherwise required by law or regulation. Our outstanding shares of common stock have no pre-emptive rights; accordingly, if we issue additional shares of common stock, our stockholders will not have any preferential right to purchase any of the additional shares. Although our Board of Directors believes the increase in authorized unissued shares is in the best interests of our company and our stockholders, the issuance of additional shares of common stock may, depending on the circumstances under which such shares are issued, reduce the stockholders' equity per share and may reduce the percentage ownership of common stock of existing stockholders.


     The increase in the number of shares available for issuance by our Board of Directors could, under certain circumstances, have the effect of deterring unsolicited tender offers for our common stock. In the event of a hostile takeover attempt, it might be possible for us to try to impede such attempt by issuing shares of common stock to a friendly party, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of our company. Although the overall effect of such a course of action may be to deter unwanted takeover offers, our Board of Directors is not proposing the reverse split for that purpose and believes the reverse split is in the best interests of our company and our stockholders and that the advantages of the reverse stock split, including the increase in the number of shares available for issuance by the Board of Directors, outweigh any potential disadvantages.

     Effect on Price of Common Stock
     -------------------------------

     The reverse stock split also is being proposed because our Board of Directors believes that the current per share price level adversely affects the marketability of our common stock. The proposed reverse stock split is intended to result in a higher per share market price that will increase the interest of investors, analysts and other members of the financial community in the common stock.

     However, the reverse stock split may cause inconvenience and extra expense to stockholders who become owners of so called odd lots, or holdings of less than 100 shares, when such holders seek to sell their odd lot or to purchase an odd lot to increase their holding to an integral multiple of 100 shares. This is because the market for the purchase or sale of odd lots is generally less liquid than the market for even lots and commissions for odd lots are often proportionately higher per share than round lot commissions.

     Since most trading and investment activity is conducted in round lots, the effective minimum investment in our company is expected to increase significantly as a result of the reverse split, which may preclude purchase of the shares by investors who are not willing or able to invest the higher minimum amount required.

     For these reasons the per share price for our class A common stock after the reverse split may not be five times the market price before the reverse split and it is possible that the aggregate market value of a stockholder's investment in our company may be lower after the reverse split.

     Furthermore, the market for shares of common stock may not be improved. The Board of Directors cannot predict what effect the reverse stock split will have on the market for, or the market price of, the class A common stock.


Implementation of Reverse Stock Split

     If our Stockholders approve the reverse stock split, on the date we receive gross proceeds of at least $1,000,000 from the sale of Units we will file an amendment to our Certificate of Incorporation with the Secretary of State of Delaware, and upon such filing the reverse stock split will become effective as of the opening of business on that date. The reverse stock split will be formally implemented by amending Article 4 of our Certificate of Incorporation, as amended, to add the following:


         "Upon the filing of this Certificate of Amendment with the Office of the Secretary of State, shares of Class A and Class B Common Stock held by each holder of record on such date shall be automatically combined at the rate of one-for-five without any further action on the part of the holders thereof or this Corporation. No fractional shares shall be issued. All fractional shares owned by each holder of record will be aggregated and to the extent after aggregating all fractional shares any registered holder is entitled to a fraction of a share, he shall be entitled to receive one whole share in respect of such fraction of a share."

     Following the effectiveness of the amendment, each certificate representing shares of class A or class B common stock outstanding immediately prior to the reverse stock split will be deemed automatically, without any action on the part of the stockholders, to represent one-fifth of the pre-split number of shares. However, no fractional shares will be issued as a result of the reverse stock split. Each stockholder of record owning shares of class A or class B common stock prior to the reverse stock split which are not evenly divisible by five
(5) will receive one additional share for the fractional share that such stockholder would otherwise have been entitled to receive as a result of the reverse stock split. After the reverse stock split becomes effective, stockholders will be asked to surrender their stock certificates in accordance with the procedures set forth in a letter of transmittal. Stockholders should
                                                          -------------------
not submit any certificates until requested to do so. Upon such surrender, a new
-----------------------------------------------------
certificate representing the number of shares owned as a result of the reverse stock split will be issued and forwarded to stockholders. However, each certificate representing the number of shares owned prior to the reverse stock split will continue to be valid and represent a number of shares equal to one-fifth of the pre-split number of shares.

     Stockholders who do not vote in favor of the reverse stock split may not exercise dissenters' appraisal rights under the Delaware General Corporation Law.

Exchange of Stock Certificates

     The exchange of shares of class A and class B common stock resulting from the reverse stock split will occur on the date we file a certificate of amendment to our Certificate of Incorporation effecting the reverse stock split, without any further action on the part of our stockholders and without regard to the date or dates certificates formerly representing shares of class A or class B common stock are physically surrendered for certificates representing the post-split number of shares such stockholders are entitled to receive. We will appoint American Stock Transfer & Trust Company, transfer agent for our class A common stock, exchange agent to act for stockholders in effecting the exchange of their certificates. In the event that the number of shares of class A or class B common stock into which shares of class A or class B common stock will be exchanged or converted includes a fraction, we will issue to the holder of such fraction, in lieu of the issuance of fractional shares, one whole additional share.

     As soon as practicable after the date the reverse stock split becomes effective, transmittal forms will be mailed to each holder of record of certificates formerly representing shares of class A or class B common stock to be used in forwarding their certificates for surrender and exchange for certificates representing the post-split number of shares of class A or class B common stock such stockholders are entitled to receive. After receipt of such transmittal form, each holder should surrender the certificates formerly representing shares of class A class B common stock and such holder will receive in exchange therefore certificates representing the whole number of shares to which he is entitled, plus one whole share in lieu of any fractional share. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Stockholders should not send in their certificates until they
                 -------------------------------------------------------------
receive a transmittal form.
--------------------------

     On the date the reverse stock split becomes effective, each certificate representing shares of class A and class B common stock will, until surrendered and exchanged as described above, be deemed, for all corporate purposes, to evidence ownership of the number of shares of class A or class B common stock into which the shares evidenced by such certificate have been converted, except that the holder of such unexchanged certificates will not be entitled to receive any dividends or other distributions payable by us after that date with respect to the shares which the stockholder is entitled to receive because of the reverse stock split until the certificates representing such shares of class A or class B common stock have been surrendered. Such dividends and distributions, if any, will be accumulated and, at the time of such surrender, all such unpaid dividends or distributions will be paid without interest.

Federal Income Tax Consequences

     The following description of federal income tax consequences is based upon the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and practices as in effect on the date of this Proxy Statement. This discussion is for general information only and does not discuss consequences that may apply to special classes of tax payers (e.g., non-resident aliens, broker-dealers or insurance companies). We urge you to consult with your own tax advisors to determine the particular consequences to you.

     The exchange of shares resulting from the reverse stock split will be a tax-free recapitalization for the company and our stockholders to the extent that shares of pre-split common stock are exchanged for post-split common stock. Therefore, stockholders will not recognize gain or loss as a result of that transaction.

     A stockholder's holding period for shares of post-split common stock, including any additional shares issued in lieu of issuing fractional shares, will include the holding period of shares of pre-split common stock exchanged therefore, provided that the shares of pre-split common stock were capital assets in the hands of the stockholder.

     The shares of post-split common stock in the hands of a stockholder, including any additional shares issued in lieu of issuing fractional shares, will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of pre-split common stock held by that stockholder immediately prior to the split.

     Although the issue is not free from doubt, additional shares received in lieu of fractional shares, including shares received as a result of the rounding up of fractional ownership, should be treated in the same manner. However, it is possible that the receipt of additional shares could be wholly or partially taxable.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE REVERSE STOCK SPLIT.

Independent Auditors

         Representatives of Philip J. Elenidis & Company, our independent auditors, are not expected to be present at the Special Meeting. Philip J. Elenidis & Company has audited our financial statements since the year ended December 31, 1994. They have no financial interest, either direct or indirect, in our company.


                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

         The following discussion and analysis of our financial condition and results of operation should be read together with our audited consolidated financial statements for the year ended December 31, 2001 and our unaudited financial statements for the three months ended March 31, 2001, including the related notes, commencing on Page F-1 of this Proxy Statement.

Sales. Memberships in our vision care program are sold primarily through independent agents and employee benefit consulting firms either directly to the employer, or to the employees through the employer's open enrollment process for benefits. Some sales are made by us soliciting enrollments of members of affinity groups with whom we have made arrangements to do so. Other sales are made by other companies that market multi-discount cards (such as combining dental and prescription with vision) to the general public, employers and affinity groups.

Selling, general and administrative expenses. The major components of selling, general and administrative expenses are payroll, commissions, business travel, postage and printing, and professional/consulting fees.

Results of Operations

         Three months ended March 31, 2001 compared to three months ended March 31, 2000.

Sales. Sales for the three months ended March 31, 2001 of $98,134 were about $35,000 less than the $133,470 recorded for the same period in 2000. This decrease was primarily due to the timing related to the revenue recognition policy as discussed in Note B.2, (approximately $16,000) and the loss of a retail customer (approximately $16,000). Revenues have declined each period since 1997 primarily because of a reduction in the annual membership fee, the adoption by the Company of two-year and three-year memberships with significant reductions in the fee for the second and third years, and the loss of a wholesale marketer of multi-product discount plans which included the Company's vision plan. Management believes this trend will be reversed in late 2001 as contracts with new wholesalers (who have large markets for the Company's vision plan) are implemented.


Selling, general and administrative expenses. Selling, general and administrative expenses of $585,723 for the three months ended March 31, 2001 were approximately $41,000 less than the $626,315 for the three months ended March 31, 2000. While all other expenses remained relatively level for the comparative periods, business travel declined by nearly $40,000 as we made a concerted effort to reduce such costs.

Interest expense. Interest expense for the three months ended March 31, 2001 were only slightly higher than for the three months ended March 31, 2000 because of the increase in notes payable.

Depreciation and amortization expense. Since no major additions were made to depreciable assets in 2000 and year to date March 31, 2001, depreciation declined slightly due to some of the depreciable assets being fully depreciated.

Other assets - miscellaneous receivables and advances. This amount includes non-current advances to current and former independent agents and employees, which amounts are to be either repaid to the Company or deducted from amounts owned by the Company to the individuals. Although management has no reason to believe these amounts will not be collected or netted against amounts owed, it does review the status of the collectibility of the amounts.


         Year ended December 31, 2000 compared to year ended December 31, 1999

Sales. Sales for the year ended December 31, 2000 of $481,436 were nearly $114,000 less than the $595,613 recorded during 1999. This decrease was primarily due to a general decline in retail sales partially offset by increased sales by private label marketers. Revenues have declined each period since 1997 primarily because of a reduction in the annual membership fee, the adoption by the Company of two-year and three-year memberships with significant reductions in the fee for the second and third years, and the loss of a wholesale marketer of multi-product discount plans which included the Company's vision plan. Management believes this trend will be reversed in late 2001 as contracts with new wholesalers (who have large markets for the Company's vision plan) are implemented.


Selling, general and administrative expenses. Selling, general and administrative expenses of $2,397,188 for the year 2000 were approximately $56,000 lower than the $2,453,855 for 1999. A $216,000 decline in commission expenses was partially offset by a $28,000 increase in payroll and related expenses, a $69,000 increase in professional/consulting fees, a $15,000 increase in telephone expenses and a $20,000 charge associated with the amortization of Deferred Financing Costs of issuing warrants.

Commissions declined by approximately $216,000 from $278,606 in 1999 to $62,539 in 2000, because of reduced sales in 2000, and the restructuring of commissions.

Telephone expenses increased by nearly $15,000 to $56,405 in 2000 because allowed credits were used to offset 1999 charges.

Consulting/professional expenses increased from $368,235 in 1999 to $437,253 in 2000, an increase of about $69,000, mainly because of an increase in legal activity including costs associated with filings with the Securities and Exchange documents and fees incurred in determining the license requirements, if any, in certain states.

Payroll and employee expenses increased by $28,000 to $1,053,536 in the year 2000 primarily because of the increased costs of medical benefits.

Business travel and postage and printing expenses were nearly the same level in 2000 as in 1999.

Interest income. Interest income for 2000 of $925 was about $10,000 lower than the interest earned in 1999. We maintained a cash balance significantly higher in 1999 than in 2000 and we were thus able to invest more principal in interest bearing securities.

Interest expense. During 2000, interest expense of $4,875 was nearly the same as in 1999.

Depreciation and amortization expense. Since no major depreciable assets were added during 2000, depreciation and amortization expense of $28,733 was about $3,000 lower than in 1999.

Other assets - miscellaneous receivables and advances. This amount includes non-current advances to current and former independent agents and employees, which amounts are to be either repaid to the Company or deducted from amounts owned by the Company to the individuals. Although management has no reason to believe these amounts will not be collected or netted against amounts owed, it does review the status of the collectibility of the amounts.


Change in accounting principle. Effective January 1, 1999, we adopted Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." This statement requires that certain costs of start-up activities and organization costs be expensed as incurred rather than capitalized and amortized under previous accounting principles. The cumulative effect of the change on net income was $749,433, net of taxes in the amount of $0, since we had loss carryforwards.

Liquidity and Capital Resources

         Since inception, our expenses have consistently exceeded our revenues. Operations have primarily been funded from the issuance of debt and equity securities aggregating approximately $8.2 million. All debt and related interest, except for $93,000 of debt, was converted into equity in 1997 at a conversion rate of $1.00 per share of common stock; there was no gain or loss on the conversion. We used cash for operating activities of approximately $1.5 million and $1.4 million in 2000 and 1999, respectively, primarily for payroll, business travel and professional/consulting fees.

         We invested $2,472 in 1999 to acquire computers and office furniture. No investments were made in 2000. During 2000 and 1999 we raised $1,366,872 and $894,500, respectively, through financing activities, primarily the sale of common stock at a price of $1 per share in 1999 and $0.4375 in 2000.

         We used cash in its operating activities totaling nearly $.4 million and $.5 million during the first three months of 2001 and 2000, respectively, primarily for payroll, professional fees and contract labor. We did not acquire any fixed assets during these periods.

         During the first three months of 2001 and 2000, we raised nearly $500,000 through financing activities, primarily the sale of common stock in 2001 and the sale of preferred and common stock in 2000. In the first quarter of 2001, we issued 1,315,431 shares of common stock. We issued 550 shares of series A convertible preferred stock at a price of $1,000 per share during the first quarter of 2000. Each share of series A preferred stock may be converted into 2000 shares of common stock. The funds from these activities were used to meet general operating expenditures.


Note F to our audited financials for the year ended December 31, 2000, expresses uncertainty as to our ability to continue as a "going concern". On April 3, 2001, the Company entered into a Letter of Intent with Thomas Fletcher & Co., Inc., a New York based securities firm, to act as the Company's placement agent for the private placement of up to $2.5 million of debt and equity. Following the execution of the Letter, counsel for the Company commenced the preparation of a private placement memorandum. Pending the closing of the private placement, sales of the Company's product and some of the Company's existing accredited investors have continued to financially support the Company's business activities. Some of the existing investors have indicated their intent to continue their support. This support is necessary for the Company's continued operations. Although there can be no assurances, management has no reason to believe that such support will not continue. However, if the Company is unable to obtain the private placement, or maintain it financial support, it may have to curtail or suspend operations.


Going Concern

         Notes F to our audited financials statements for the year ended December 31, 2000 expresses uncertainty as to our ability to continue as a going concern and Note G entitled "Subsequent Events" further addresses the issue and in management's opinion, should significantly alleviate this concern. On April 3, 2001 we received a Letter of Intent from a New York based securities firm for the private placement, on a best efforts basis, of up to $2.5 million of our debt and equity. Although there can be no assurances, management believes this event, coupled with the other events discussed in the Liquidity and Capital Resources section above, significantly alleviate much of the concern.

Expenses

     We will pay the entire cost of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy, and the cost of soliciting proxies with respect to the Special Meeting. We will request banks and brokers to solicit their customers who beneficially own shares listed of record in names of nominees and will reimburse those banks and brokers for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of proxies by mail may be supplemented by telephone and telegram by our officers and other regular employees, but we will not pay these individuals additional compensation.

                    By Order of the Board of Directors,



                    Clark A. Marcus
                    President and Chief Executive Officer

Tampa, Florida

November   , 2001

                         EYE CARE INTERNATIONAL, INC.

                  Index to Consolidated Financial Statements

Audited Financial Statements:                                              Page
Independent Auditor's report                                               F-2

Consolidated balance sheet at December 31, 2000                            F-3

Consolidated statements of income
    for the years ended December 31, 2000 and 1999                         F-4

Consolidated statements of stockholders' deficiency for
    the years ended December 31, 2000 and 1999                             F-5

Consolidated statements of cash flows for the years ended
    December 31, 2000 and 1999                                             F-6

Notes to consolidated financial statements                                 F-7

Unaudited Financial Statements:

Consolidated balance sheet at March 31, 2001                               F-11

Consolidated statements of income
    for the years ended March 31, 2001 and 2000                            F-12

Consolidated statements of stockholders' deficiency for
    the years ended March 31, 2001 and 2000                                F-13

Consolidated statements of cash flows for the years ended
    March 31, 2001 and 2000                                                F-14

Notes to consolidated financial statements                                 F-15

                         PHILIP J. ELENIDIS & COMPANY
                         CERTIFIED PUBLIC ACCOUNTANTS


                         INDEPENDENT AUDITOR'S REPORT


Board of Directors
Eye Care International, Inc.
Tampa, Florida

       We have audited the accompanying consolidated balance sheet of Eye Care International, Inc. and Subsidiary as of December 31, 2000 and the related consolidated statements of income and retained earnings, changes in common equity and cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

       We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eye Care International, Inc. and Subsidiary as of December 31, 2000 and December 31, 1999 and the results of its operations, changes in common equity and cash flows for the years then ended in conformity with generally accepted accounting principles.

       The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note F to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note F and Note G. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Yonkers, New York                      /s/  Philip J. Elenidis & Company
May 9, 2001


984 North Broadway                                 Phone: (914) 965-1002
Yonkers, New York 10701                            Fax:   (914) 965-8214

                  EYE CARE INTERNATIONAL, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEET


                                    ASSETS



                                                               December 31, 2000
                                                               -----------------
Current assets
   Cash                                                          $       5,515
   Accounts receivable                                                  50,464
   Miscellaneous receivables and
     advances                                                          191,102
                                                                 -------------

                                                                 $     247,081
Fixed assets - net of accumulated
   depreciation                                                         31,583

Other assets
   Miscellaneous receivables and
     advances                                                          188,149
                                                                 -------------

         Total assets                                            $     466,813
                                                                 =============

                LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities
   Accrued expenses and taxes payable                            $   1,076,754
   Deferred revenue                                                    319,247
   Notes payable                                                        93,000
                                                                 -------------

                                                                 $   1,489,001
                                                                 -------------
Stockholders' deficiency
   Capital stock
   - 30,000,000 shares of $.001 par
       value common stock authorized:
       11,360,893 shares issued and outstanding                         11,361
   - 10,000,000 shares of $.001 par
       value preferred stock authorized:
       745 Series A shares issued                                            1
       685,715 Series B issued                                             686
   Paid in capital                                                   8,121,031
   Retained deficiency                                              (9,155,267)
                                                                 -------------

                                                                 $  (1,022,188)
                                                                 -------------
         Total liabilities and
              stockholders' deficiency                           $     466,813
                                                                 =============




The accompanying notes are an integral part of these financial statements.

                 EYE CARE INTERNATIIONAL, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME



                                           For the years ended December 31,
                                           -------------------------------
                                               2000                  1999
                                               ----                  ----

Revenue
     Membership fees                      $      481,436        $     595,613
     Interest                                        926               11,463
                                          --------------        -------------
                                          $      482,362        $     607,076
General and administrative expenses            2,397,188            2,453,855
Interest                                           4,875                4,699
Depreciation and amortization                     28,733               31,739
                                          --------------        -------------
                                               2,430,796            2,490,293
                                          --------------        -------------
Loss from operations                          (1,948,434)          (1,883,217)
Cumulative effect of accounting
   change to adopt SOP 98-5                           --             (749,433)
                                          --------------        -------------
Net loss                                  $   (1,948,434)       $  (2,632,650)
                                          ==============        =============
Loss per share                            $       ( 0.19)       $      ( 0.30)
                                          ==============        =============


The accompanying notes are an integral part of these financial statements.

                  EYE CARE INTERNATIONAL, INC. AND SUBSIDIARY

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY

                                     Common       Preferred     Paid-in       Retained
                                      Stock        Stock        Capital      Deficiency       Total
Balance December 31, 1997
as Previously Reported              $  6,297             0    $3,623,990   $  (2,008,713)   $    1,621,574

Adjustment to reflect change
in Revenue Recognition Policy             --            --            --   $    (537,625)   $     (537,625)
                                                                                            --------------
Balance December 31, 1997
as restated                         $  6,297             0    $3,623,990   $  (2,546,338)   $    1,083,949

Net Income/(Loss)                         --            --                 $  (2,027,845)   $   (2,027,845)
Issuance of Capital Stock           $  2,207            --    $2,269,262             --     $    2,271,469

Balance December 31, 1998           $  8,504             0    $5,893,252   $  (4,574,183)   $    1,327,573

Net Income/(Loss)                         --            --            --   $  (2,632,650)   $   (2,632,650)
Issuance of Capital Stock           $    506             1    $  893,993             --     $      894,500
                                                                                            --------------
Balance December 31, 1999           $  9,010             1    $6,787,245   $  (7,206,833)   $     (410,577)

Net Income/(Loss)                         --            --            --   $  (1,948,434)   $   (1,948,434)
Issuance of  Capital Stock          $  2,351     $     686    $1,333,786             --     $    1,336,823
                                                                                            --------------
Balance December 31, 2000           $ 11,361     $     687    $8,121,031   $  (9,155,267)   $   (1,022,188)


The accompanying notes are an integral part of the financial statements.

                 EYE CARE INTERNATIIONAL, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                For the years ended December 31,
                                                -------------------------------
                                                    2000              1999
                                                    ----              ----

Cash flow from operating activities

   Net loss                                       $(1,948,434)   $(2,632,650)

Adjustment to reconcile net income
   to net cash provided by operating activities
   Depreciation and amortization                       28,733         31,739
   Accounting change                                       --        749,433

Changes in operating assets and liabilities
   Decrease in accounts receivables                    12,164         56,479
   Increase or increase in miscellaneous
      receivables and advances                       (189,879)         8,303
   Increase or decrease in deferred revenue           (30,150)       (62,936)
   Increase or decrease in accrued expenses
      and taxes payable                               623,776        428,345
                                                  -----------    -----------

Net cash used by operating activities              (1,503,790)    (1,421,287)

Cash flow from investing activities
   Purchase of fixed assets                               --          (2,472)

Cash flow from financing activities
   Proceeds from sale of capital stock              1,336,822        894,500
   Increase in notes payable                           43,000             --
                                                  -----------    -----------
Increase or decrease in cash                      $  (123,967)   $  (529,260)

Cash - January 1,                                     129,482        658,742
                                                  -----------    -----------
Cash - December 31,                               $     5,515    $   129,482
                                                  ===========    ===========
Supplemental disclosures
   Interest paid                                            0              0
                                                  -----------    -----------
Income taxes paid                                           0              0
                                                  ===========    ===========


The accompanying notes are an integral part of these financial statements.

                  EYE CARE INTERNATIONAL, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          December 31, 2000 and 1999

Note A -   NATURE OF THE ORGANIZATION
           --------------------------

           Eye Care International, Inc. and Subsidiary (the Company) markets vision care benefit plans and enhancements to plans provided by others. The Company's benefit plans and plan enhancements afford its member/subscribers, and those of its plan sponsors (employers, associations, etc.) and other licensed organizations, the opportunity to obtain discounted services from its national network of ophthalmic physicians. Through contractual arrangements with others, the Company's plans also provide its member/subscribers with access to providers of eyewear and other benefits on a discounted basis.

           The Company's principal operating revenues consist of annual fees charged to participating physicians and user fees charged either directly to its member/subscribers, or indirectly through plan sponsors or through licensing arrangements with providers of other benefit plans in exchange for access by their member/subscribers to the Company's network of ophthalmologists on a similarly discounted basis.

Note B -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
           ------------------------------------------

           1.   Principles of Consolidation
           --------------------------------

                The consolidated financial statements include the accounts of Eye Care International, Inc. and its wholly owned subsidiary, National Vision Services, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

           2.   Revenue Recognition
           ------------------------

                The Company sells one, two and three year memberships in its vision plan. Although, at the time of enrollment (when the Company enters the membership data into its system), the Company issues a membership kit that includes a membership card, network provider list and other material, its obligation to its members is not totally fulfilled because of the twenty-four hour customer service feature of its plan and its guarantee to save at least the cost of the membership or the Company will refund the difference. In addition, memberships can be cancelled at any time during the first thirty days of the membership. However, historically said thirty-day cancellations have been diminimus and requests for refunds equal to the difference between the cost of the card and the member's savings have been non-existent. Therefore, revenues are recognized on a straight-line basis over the membership period, beginning in the month of enrollment. Membership fees, however, can neither be determined nor estimated until reported to the Company by the selling organizations and are subject to possible subsequent audit by the Company at its option under the terms of the related agreement. Accordingly, depending upon the timeliness and accuracy of membership reports received, membership income is not recognized in the Company's financial statements until reported by the selling organization, which may be in periods later than those in which they were earned and subject to adjustment in subsequent periods. To the Company's knowledge, these reports have always been filed on a timely basis (less than two weeks after the sale by the selling organization). If reports were delayed, revenue and commissions would be understated, as would be income.

                Prior to 1998 the Company recognized revenue from membership sales at the time of enrollment because the Company believed it had substantially met all obligations set forth by regulatory revenue recognition policies. However, as discussed above, the Company does have a twenty-four hour customer service obligation, as well as the potential refund guarantees. In light of these obligations, it has been determined that revenues should have been recognized on a straight-line basis over the lives of the memberships, instead of full revenue recognition at the time of enrollment. Accordingly, financials for periods prior to 1998 have been restated. Said restatement results in a decrease in revenue, net income and retained earnings of $537,625 (net of $0 income taxes since the Company has reported losses in each year), which will be recognized in periods after 1997. This amount has been debited to 1998 beginning retained deficiency. In addition, the effect (net of $0 income taxes) on revenue, net income and, thus, retained deficiency for 1999 and 2000 are increases of $62,936 and $30,148 respectively, with no effect on earnings per share for 1999 or 2000.

           3.   Fixed Assets and Depreciation
           ----------------------------------

                Fixed assets are recorded at cost. Depreciation of fixed assets is recorded using accelerated and straight line methods over the estimated useful lives of the related assets.

                  EYE CARE INTERNATIONAL, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          December 31, 2000 and 1999

Note B -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
           ------------------------------------------

           4.   Income Taxes
           -----------------

                Income taxes are to be provided for the tax effects of transactions reported in the financial statements. Provisions will be made for deferred income taxes, which result from timing differences between expenses and income as reported for financial statement purposes and their deductibility or exclusion for income tax purposes, when appropriate.

           5.   Stock Warrants
           -------------------

                The Company issued 400,000 warrants in 1999 to an individual as an incentive to sign a spokesperson contract for future services. These warrants have an exercise price of $1.50 per share and expire in 2001. No compensation expense was recorded because the fair value of the warrants on the date of issuance was less than the exercise price.

                During the year 2000, the Company issued 2,615,572 warrants for the purchase of common stock. The exercise price of these warrants is $0.50 per share of common stock and the warrants expire in 2005.

                The fair value of the above warrants at their grant date was zero. The estimated fair value of each warrant granted is calculated using the Black Scholes option pricing model. The following summarizes the assumptions used in the model:

                                                              2000
                                                              ----

                   Risk-free interest rate                   5.08% - 5.77%
                   Expected years until exercise             4.72
                   Expected dividend yield                      0
                   Estimated fair market value of
                      underlying stock                      $0.35


                The following is a summary of stock warrant activity during the years 2000 and 1999:

                                                                                Weighted
                                                                                 Average
                                                                    Number      Exercise
                                                                  Of Shares       Price
                                                                  ---------     --------
                   Warrants outstanding
                     December 31, 1998                               82,500      $1.00
                   Warrants granted during 1999                     400,000      $1.50
                   Warrants granted in 2000                       2,615,572      $0.50
                   Warrants expired in 1999 and 2000                      0
                   Warrants forfeited during 1999 and 2000                0
                   Warrants exercised during 1999 and 2000                0
                                                                  ---------
                   Warrants granted and outstanding
                     December 31, 2000                            3,098,072      $0.73

                The following table summarizes the status of warrants outstanding at December 31, 2000:


                                                                              Weighted
                                                                               Average
                                                                              Remaining
                                                 Exercise       Number       Contractual
                                                   Price       Of Shares        Life
                                                 --------      ---------     -----------
                   1996 Stock Warrants             $1.00          32,500      0.34 years
                   1997 Stock Warrants             $1.00          50,000      1.33 years
                   1999 Stock Warrants             $1.50         400,000      0.41 years
                   2000 Stock Warrants             $0.50       2,615,572      4.72 years
                                                               ---------

                                                               3,098,072
                                                               =========

                  EYE CARE INTERNATIONAL, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          December 31, 2000 and 1999


Note B -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
           ------------------------------------------

           5.   Stock Warrants (continued)
                --------------

                As of December 31, 2000, the Company had reserved 3,098,072 shares of common stock for issuance under stock warrants issued in 1996, 1997, 1999 and 2000.

           6.   Preferred Stock
           --------------------

                In late 1999, the Company issued 495 shares of Series A convertible preferred stock at a price of $1,000 per share. In early 2000, the Company issued an additional 550 shares of Series A convertible preferred stock. Each share of Series A preferred stock is convertible into 2,000 shares of common stock and has a liquidation preference of $1,000 per share. The Company has the right to redeem shares of Series A convertible preferred stock on the third anniversary of the date shares of Series A convertible preferred stock were first issued at a redemption price of $1,200 per share.

                In May 2000, the Company issued 685,714 shares of Series B convertible preferred stock at a price of $0.4375 per share. Each share is convertible into one share of common stock. This stock has no liquidation preference nor redemption features.

           7.   Change in Accounting Principle
           -----------------------------------

                Effective January 1, 1999, the Company adopted Statement of Position 98-5, Reporting on the Costs of Start-up Activities. This statement requires that certain costs of start-up activities and organization costs be expensed as incurred rather than capitalized and amortized under previous accounting principles. The cumulative effect of the change on net income was $749,433.

           8.   Loss Per Share
           -------------------

                Loss per share is calculated by dividing net income by the average weighted number of shares outstanding for the period. Average weighted number of shares used to calculate loss per share for 2000 and 1999 were 10,127,068 shares and 8,905,929 shares, respectively. Since the Company shows a loss per share for each of the periods presented, no diluted loss per share calculations have been presented. Showing the effect of including the outstanding warrants in the loss per share calculation would have an anti-dilution effect and would be misleading.

           9.   Comprehensive Income
                --------------------

                SFAS 130 requires a company to disclose Comprehensive Income, if any, in its financial statements. Comprehensive Income is defined as "the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners." Since the Company had no such transaction, the Company's net loss and comprehensive net loss are the same.

Note C -   NOTES PAYABLE
           -------------

           The Company is indebted to two stockholders in the amount of $93,000. The monies bear interest at the rate of 8% and are payable upon demand.

Note D -   INCOME TAXES
           ------------

           Substantially all of the Company's retained earnings deficit will be available as an operating loss carry forward to reduce future income tax obligations as may be incurred through the year 2015. However, because of the Company's relatively short operating history, the potential tax benefit of this loss has been valued at zero in the financial statements and will remain so until realized or until the criterion in Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes, for recognition of a deferred tax asset has been met.

                  EYE CARE INTERNATIONAL, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          December 31, 2000 and 1999


Note E -   COMMITMENTS AND CONTINGENCIES
           -----------------------------

           The Company leases its present offices under an operating lease expiring on July 31, 2003 with an option to renew for one year. Rent expense for the years 2000 and 1999 amounted to $98,922 and $87,576 respectively. Future minimum rental commitments at December 31, 2000 are as follows:

                               2001                    $   96,523
                               2002                       100,992
                               2003                        42,855
                                                       ----------

                                                       $  240,370
                                                       ==========

Note F -   GOING CONCERN
           -------------

           The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company has sustained substantial operating losses since its inception. In addition, the Company has used substantial amounts of working capital in its operations. In review of these matters the continuation of the Company is dependent upon its ability to raise capital and its success of future operations. Absent an increase in revenue or the sale of capital stock, there may be uncertainty about the Company's ability to continue as a going concern. The Company has secured major marketing arrangements with large member-based companies (some of whom have been competitors) to either include the Company's vision plan as part of their plans, or market the plan as a stand-alone plan. The Company is also financially supported by its current accredited investors, as well as other accredited investors. Management believes that the Company will generate significant new business in the future from these marketing arrangements and will raise enough capital to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note G -   SUBSEQUENT EVENTS
           -----------------

           On April 3, 2001 the Company signed, and the Board of Directors unanimously approved, a Letter of Intent with Thomas Fletcher & Company, Inc., a New York based securities firm, to act as the Placement agent, on a best efforts basis, for the private placement of $2.5 million of debt and equity securities. Under the terms of the Letter, as amended, the securities to be offered in the private Placement consist of the following: (a) $2,000,000 principal amount of promissory notes, (b) 2,000,000 shares of common stock, and (c) 500,000 common stock purchase warrants; to be offered to accredited investors in the form of units with each unit comprising a $20,000 principal amount of promissory note (with an annual interest rate of 11% due the earlier of October 30, 2003 or completion of the next registered public offering of the company's securities), 20,000 shares of common stock and 5,000 common stock purchase warrants, exercisable for five years following the final closing date of the offering, at a price of $1.00 per share, at an offering price of $25,000 per unit. In addition, the financing calls for a reverse stock split of the company's common stock on a basis of one share for each five shares presently outstanding. The financing also allows the nine preferred shareholders to tender their shares, at cost, for additional units, or portions thereof, on a dollar-for-dollar basis.

           The class A preferred stock was originally issued at a price of $1,000 per share and is convertible into 2,000 shares of class A common stock. The class B preferred stock was issued at a price of
           40.4375 and is Convertible into class A common stock on a share-for-share basis. In Accordance with the Letter of Intent, each preferred shareholder will be Allowed to convert the preferred stock into Units of the Offering, or a Portion thereof, at the rate of one dollar originally into one dollar of a Unit. The Board of Directors unanimously approved the reverse stock split as a condition of the financing.

           Although there can be no assurances, management has no reason to believe this transaction will not be brought to a successful close. However, if the Company is unable to obtain the private placement, it may have to curtail or suspend operations.

                  EYE CARE INTERNATIONAL, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEET


                                    ASSETS


                                                                               March 31, 2001
                                                                               --------------
                                                                                 (Unaudited)
Current assets
     Cash                                                                    $           99,789
     Accounts receivable                                                                 40,668
     Miscellaneous receivables and advances                                             179,432
                                                                             ------------------

                                                                             $          319,889
Fixed assets - net of accumulated depreciation                                           24,812

Other assets
     Miscellaneous receivables and advances                                             225,541
                                                                             ------------------

           Total assets                                                     $           570,242
                                                                             ==================

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities
     Accrued expenses and taxes payable                                      $        1,205,342
     Deferred revenue                                                                   333,849
     Notes payable                                                                       93,000
                                                                             ------------------

                                                                             $        1,632,191

Stockholders' deficiency
     Capital stock
     - 30,000,000 shares of $.001 par
         value common stock authorized:
         12,676,350 shares issued and outstanding                                        12,676
     - 10,000,000 shares of $.001 par
         value preferred stock authorized:
         745 Series A shares issued                                                           1
         685,715 Series B issued                                                            686
     Paid in capital                                                                  8,575,715
     Retained deficiency                                                             (9,651,027)
                                                                             ------------------

                                                                             $       (1,061,949)
                                                                             ------------------
           Total liabilities and
              stockholders' deficiency                                       $          570,242
                                                                             ==================



The accompanying notes are an integral part of these financial statements.

                 EYE CARE INTERNATIONAL, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                 Three months ended March 31,
                                                 ----------------------------
                                                    2001                  2000
                                                    ----                  ----
                                                           (Unaudited)
Revenue
     Membership fees                            $      98,134         $    133,470
     Interest                                              --                  170
                                                -------------         ------------

                                                $      98,134         $    133,640

General and administrative expenses                   585,723              626,315
Interest                                                1,400                1,000
Depreciation and amortization                           6,771                7,361
                                                -------------         ------------

                                                      593,894              634,676
                                                -------------         ------------

Net loss                                        $    (495,760)        $   (501,036)
                                                =============         ============

Average common shares outstanding                  11,548,186            9,041,971
                                                =============         ============

Loss per share                                  $      ( 0.04)        $     ( 0.06)
                                                =============         ============


The accompanying notes are an integral part of these financial statements.

                  EYE CARE INTERNATIONAL, INC. AND SUBSIDIARY

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                                  (Unaudited)


                                    Common       Preferred     Paid-in        Retained
                                     Stock         Stock       Capital       Deficiency         Total

Balance December 31, 1999          $  9,010            1    $ 6,787,245     $ (7,206,833)    $   (410,577)

Net Income/(Loss)                        --           --             --     $ (1,948,434)    $ (1,948,434)
Issuance of Capital Stock          $  2,351     $    686    $ 1,333,786                --    $  1,336,823
                                                                                             -------------

Balance December 31, 2000          $ 11,361     $    687    $ 8,121,031     $ (9,155,267)    $  (1,022,188)

Net Income/(Loss)                        --           --             --     $   (495,760)    $   (495,760)
Issuance of Capital Stock          $  1,315     $     --    $   454,684     $         --     $    455,999
                                                                                             ------------

Balance March 31,2001              $ 12,676     $    687    $ 8,575,715     $ (9,651,027)    $ (1,061,949)

The accompanying notes are an integral part of the financial statements.

                 EYE CARE INTERNATIIONAL, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       For the three months ended March 31,
                                                       ----------------------------------
                                                       2001               2000
                                                       ----               ----
                                                               (Unaudited)
Cash flow from operating activities

   Net loss                                            $ (495,760)      $ (501,036)

Adjustment to reconcile net income
   to net cash provided by operating activities
   Depreciation and amortization                            6,771            7,361

Changes in operating assets and liabilities
   Decrease in accounts receivables                         9,796          (42,929)
   Increase or increase in miscellaneous
      receivables and advances                            (25,722)         (25,607)
   Increase or decrease in deferred revenue                14,602           (1,111)
   Increase or decrease in accrued expenses
      and taxes payable                                   128,587          102,854
                                                       ----------       ----------

Net cash used by operating activities                    (361,726)        (460,468)

Cash flow from investing activities
   Purchase of fixed assets                                    --               --

Cash flow from financing activities
   Proceeds from sale of capital stock                    456,000          524,250
                                                       ----------       ----------

Increase or decrease in cash                           $   94,274       $   63,782

Cash - January 1,                                           5,515          129,482
                                                       ----------       ----------

Cash - December 31,                                    $   99,789       $  193,264
                                                       ==========       ==========
Supplemental disclosures
   Interest paid                                                0                0
                                                       ----------       ----------

Income taxes paid                                               0                0
                                                       ==========       ==========

The accompanying notes are an integral part of these financial statements.

                  EYE CARE INTERNATIONAL, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            March 31, 2001 and 2000


     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for the interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001.

Note A -   NATURE OF THE ORGANIZATION
           --------------------------

           Eye Care International, Inc. and Subsidiary (the Company) markets vision care benefit plans and enhancements to plans provided by others. The Company's benefit plans and plan enhancements afford its member/subscribers, and those of its plan sponsors (employers, associations, etc.) and other licensed organizations, the opportunity to obtain discounted services from its national network of ophthalmic physicians. Through contractual arrangements with others, the Company's plans also provide its member/subscribers with access to providers of eyewear and other benefits on a discounted basis.

           The Company's principal operating revenues consist of annual fees charged to participating physicians and user fees charged either directly to its member/subscribers, or indirectly through plan sponsors or through licensing arrangements with providers of other benefit plans in exchange for access by their member/subscribers to the Company's network of ophthalmologists on a similarly discounted basis.

Note B -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
           ------------------------------------------

           1.   Principles of Consolidation
                ---------------------------

                The consolidated financial statements include the accounts of Eye Care International, Inc. and its wholly owned subsidiary, National Vision Services, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

           2.   Revenue Recognition
                -------------------

                The Company sells one, two and three year memberships in its vision plan. Although, at the time of enrollment (when the Company enters the membership data into its system), the Company issues a membership kit that includes a membership card, network provider list and other material, its obligation to its members is not totally fulfilled because of the twenty-four hour customer service feature of its plan and its guarantee to save at least the cost of the membership or the Company will refund the difference. In addition, memberships can be cancelled at any time during the first thirty days of the membership. However, historically said thirty-day cancellations have been diminimus and requests for refunds equal to the difference between the cost of the card and the member's savings have been non-existent. Therefore, revenues are recognized on a straight-line basis over the membership period, beginning in the month of enrollment. Membership fees, however, can neither be determined nor estimated until reported to the Company by the selling organizations and are subject to possible subsequent audit by the Company at its option under the terms of the related agreement. Accordingly, depending upon the timeliness and accuracy of membership reports received, membership income is not recognized in the Company's financial statements until reported by the selling organization, which may be in periods later than those in which they were earned and subject to adjustment in subsequent periods. To the Company's knowledge, these reports have always been filed on a timely basis (less than two weeks after the sale by the selling organization). If reports were delayed, revenue and commissions would be understated, as would be income.

           3.   Fixed Assets and Depreciation
                -----------------------------

                Fixed assets are recorded at cost. Depreciation of fixed assets is recorded using accelerated and straight line methods over the estimated useful lives of the related assets.

                  EYE CARE INTERNATIONAL, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            March 31, 2001 and 2000


Note B -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
           ------------------------------------------

           4.   Income Taxes
                ------------

                Income taxes are to be provided for the tax effects of transactions reported in the financial statements. Provisions will be made for deferred income taxes, which result from timing differences between expenses and income as reported for financial statement purposes and their deductibility or exclusion for income tax purposes, when appropriate.

           5.   Stock Warrants
                --------------

                During the first quarter of 2000, the Company issued no warrants for the purchase of common stock. During the first quarter of 2001, the Company issued 1,154,289 warrants. The exercise price of these warrants is $0.50 per share of common stock and the warrants expire in 2006.

                The fair value of the above warrants at their grant date was zero. The estimated fair value of each warrant granted is calculated using the Black Scholes option pricing model. The following summarizes the assumptions used in the model:

                                                              2001
                                                              ----

                  Expected years until exercise                4.4
                  Expected dividend yield                        0
                  Estimated fair market value of
                     underlying stock                        $0.17


                The following is a summary of stock warrant activity during the years 2001 and 2000:

                                                                       Weighted
                                                                       Average
                                                         Number        Exercise
                                                        Of Shares       Price
                                                        ---------      --------

                  Warrants outstanding
                     December 31, 2000                   3,098,072        $0.64
                  Warrants granted                       1,154,289        $0.50
                  Warrants forfeited                      (422,500)       $1.47
                                                        ----------

                  Warrants granted and outstanding
                     March 31, 2001                      3,829,861        $0.51


                The following table summarizes the status of warrants outstanding at March 31, 2001:


                                                                     Weighted
                                                                     Average
                                                                    Remaining
                                          Exercise      Number     Contractual
                                            Price      Of Shares       Life
                                          ---------    ---------   ------------

                  1996 Stock Warrants       $1.00         10,000    0.45 years
                  1997 Stock Warrants       $1.00         50,000    1.08 years
                  2000 Stock Warrants       $0.50      2,615,572    4.31 years
                  2001 Stock Warrants       $0.50      1,154,289    4.91 years
                                                       ---------

                                                       3,829,861
                                                       =========

                  EYE CARE INTERNATIONAL, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            March 31, 2001 and 2000

Note B -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
           ------------------------------------------

           6.   Stock Warrants (continued)
                --------------

                As of March 31, 2001, the Company had reserved 3,829,861 shares of common stock for issuance under stock warrants issued and outstanding.

           7.   Preferred Stock
                ---------------

                In late 1999, the Company issued 495 shares of Series A convertible preferred stock at a price of $1,000 per share. In early 2000, the Company issued an additional 550 shares of Series A convertible preferred stock. Each share of Series A preferred stock is convertible into 2,000 shares of common stock and has a liquidation preference of $1,000 per share. The Company has the right to redeem shares of Series A convertible preferred stock on the third anniversary of the date shares of Series A convertible preferred stock were first issued at a redemption price of $1,200 per share.

                In May 2000, the Company issued 685,714 shares of Series B convertible preferred stock at a price of $0.4375 per share. Each share is convertible into one share of common stock. This stock has no liquidation preference nor redemption features.


           8.   Loss Per Share
                --------------

                Loss per share is calculated by dividing net income by the average weighted number of shares outstanding for the period. Average weighted number of shares used to calculate loss per share for the first quarter of 2001 and 2000 were 11,548,186 shares and 9,041,971 shares, respectively. Since the Company shows a loss per share for each of the periods presented, no diluted loss per share calculations have been presented. Showing the effect of including the outstanding warrants in the loss per share calculation would have an anti-dilution effect and would be misleading.

           9.   Comprehensive Income
                --------------------

                SFAS 130 requires a company to disclose Comprehensive Income, if any, in its financial statements. Comprehensive Income is defined as "the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners." Since the Company had no such transaction, the Company's net loss and comprehensive net loss are the same.

Note C -   NOTES PAYABLE
           -------------

           The Company is indebted to two stockholders in the amount of $93,000. The monies bear interest at the rate of 8% and are payable upon demand.

Note D -   INCOME TAXES
           ------------

           Substantially all of the Company's retained earnings deficit will be available as an operating loss carry forward to reduce future income tax obligations as may be incurred through the year 2015. However, because of the Company's relatively short operating history, the potential tax benefit of this loss has been valued at zero in the financial statements and will remain so until realized or until the criterion in Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes, for recognition of a deferred tax asset has been met.

                  EYE CARE INTERNATIONAL, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            March 31, 2001 and 2000

Note E -   COMMITMENTS AND CONTINGENCIES
           -----------------------------

           The Company leases its present offices under an operating lease expiring on July 31, 2003 with an option to renew for one year. Rent expense for the years 2000 and 1999 amounted to $98,922 and $87,576 respectively. Future minimum rental commitments at December 31, 2000 are as follows:

                               2001                         $    96,523
                               2002                             100,992
                               2003                              42,855
                                                            -----------

                                                            $   240,370
                                                            ===========

Note F -   GOING CONCERN
           -------------

           The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company has sustained substantial operating losses since its inception. In addition, the Company has used substantial amounts of working capital in its operations. In review of these matters the continuation of the Company is dependent upon its ability to raise capital and its success of future operations. Absent an increase in revenue or the sale of capital stock, there may be uncertainty about the Company's ability to continue as a going concern. The Company has secured major marketing arrangements with large member-based companies (some of whom have been competitors) to either include the Company's vision plan as part of their plans, or market the plan as a stand-alone plan. The Company is also financially supported by its current accredited investors, as well as other accredited investors. Management believes that the Company will generate significant new business in the future from these marketing arrangements and will raise enough capital to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note G -   SUBSEQUENT EVENTS
           -----------------

           On April 3, 2001 the Company signed, and the Board of Directors unanimously approved, a Letter of Intent with Thomas Fletcher & Company, Inc., a New York based securities firm, to act as the Placement agent, on a best efforts basis, for the private placement of $2.5 million of debt and equity securities. Under the terms of the Letter, as amended, the securities to be offered in the private placement consist of the following: (a) $2,000,000 principal amount of promissory notes, (b) 2,000,000 shares of common stock, and (c) 500,000 common stock purchase warrants; to be offered to accredited investors in the form of units with each unit comprising a $20,000 principal amount of promissory note (with an annual interest rate of 11% due the earlier of October 30, 2003 or completion of the next registered public offering of the company's securities), 20,000 shares of common stock and 5,000 common stock purchase warrants, exercisable for five years following the final closing date of the offering, at a price of $1.00 per share, at an offering price of $25,000 per unit. In addition, the financing calls for a reverse stock split of the company's common stock on a basis of one share for each five shares presently outstanding. The financing also allows the nine preferred shareholders to tender their shares, at cost, for additional units, or portions thereof, on a dollar-for-dollar basis.

           The class A preferred stock was originally issued at a price of $1,000 per share and is convertible into 2,000 shares of class A common stock. The class B preferred stock was issued at a price of
           40.4375 and is Convertible into class A common stock on a share-for-share basis. In Accordance with the Letter of Intent, each preferred shareholder will be Allowed to convert the preferred stock into Units of the Offering, or a Portion thereof, at the rate of one dollar originally into one dollar of a Unit. The Board of Directors unanimously approved the reverse stock split as a condition of the financing.

           Although there can be no assurances, management has no reason to believe this transaction will not be brought to a successful close. However, if the Company is unable to obtain the private placement, it may have to curtail or suspend operations.

                          EYE CARE INTERNATIONAL, INC.
                         1511 North Westshore Boulevard
                              Tampa, Florida 33607

PROXY

     The undersigned, a holder of class A common stock of EYE CARE INTERNATIONAL, INC., a Delaware corporation, hereby appoints CLARK A. MARCUS and JAMES L. KOENIG, and each of them, the proxy of the undersigned, with full power of substitution, to attend, represent and vote for the undersigned, all of the shares which the undersigned would be entitled to vote, at the Special Meeting of Stockholders to be held on November 20, 2001 and any adjournments thereof, as follows:


     The approval of an amendment to our Certificate of Incorporation to authorize a one-for-five reverse stock split of the outstanding shares of our class A and class B common stock by changing each five shares into one share.

          [ ] FOR                  [ ] AGAINST            [ ] ABSTAIN

     The undersigned hereby revokes any other proxy to vote at the Special Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue of the proxy.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THE OTHER SIDE HEREOF. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ADOPTION OF THE PROPOSAL.

     The undersigned acknowledges receipt of a copy of the Notice of Special Meeting dated November , 2001 relating to the Special Meeting.




                                   ______________________________________
                                       Signature(s) of Stockholder(s)

     The signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the stock certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporate name, and give title of signing officer.

Date:____________________, 2001

             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                         EYE CARE INTERNATIONAL, INC.

                 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                     PROMPTLY USING THE ENCLOSED ENVELOPE.

                         EYE CARE INTERNATIONAL, INC.
                        1511 North Westshore Boulevard
                             Tampa, Florida 33607

PROXY

     The undersigned, a holder of class B common stock of EYE CARE INTERNATIONAL, INC., a Delaware corporation, hereby appoints CLARK A. MARCUS and JAMES L. KOENIG, and each of them, the proxy of the undersigned, with full power of substitution, to attend, represent and vote for the undersigned, all of the shares which the undersigned would be entitled to vote, at the Special Meeting of Stockholders to be held on November 20, 2001 and any adjournments thereof, as follows:


     The approval of an amendment to our Certificate of Incorporation to authorize a one-for-five reverse stock split of the outstanding shares of our class A and class B common stock by changing each five shares into one share.

          [ ] FOR                  [ ] AGAINST            [ ] ABSTAIN

     The undersigned hereby revokes any other proxy to vote at the Special Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue of the proxy.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THE OTHER SIDE HEREOF. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ADOPTION OF THE PROPOSAL.

     The undersigned acknowledges receipt of a copy of the Notice of Special Meeting dated November , 2001 relating to the Special Meeting.




                                   ______________________________________
                                       Signature(s) of Stockholder(s)

     The signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the stock certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporate name, and give title of signing officer.

Date_____________________, 2001

             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                         EYE CARE INTERNATIONAL, INC.

                 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                     PROMPTLY USING THE ENCLOSED ENVELOPE.

                         EYE CARE INTERNATIONAL, INC.
                        1511 North Westshore Boulevard
                             Tampa, Florida 33607

PROXY

     The undersigned, a holder of series B convertible preferred stock of EYE CARE INTERNATIONAL, INC., a Delaware corporation, hereby appoints CLARK A. MARCUS and JAMES L. KOENIG, and each of them, the proxy of the undersigned, with full power of substitution, to attend, represent and vote for the undersigned, all of the shares which the undersigned would be entitled to vote, at the Special Meeting of Stockholders to be held on November 20, 2001 and any adjournments thereof, as follows:


     The approval of an amendment to our Certificate of Incorporation to authorize a one-for-five reverse stock split of the outstanding shares of our class A and class B common stock by changing each five shares into one share.

          [ ] FOR                  [ ] AGAINST            [ ] ABSTAIN

     The undersigned hereby revokes any other proxy to vote at the Special Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue of the proxy.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THE OTHER SIDE HEREOF. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ADOPTION OF THE PROPOSAL.

     The undersigned acknowledges receipt of a copy of the Notice of Special Meeting dated November , 2001 relating to the Special Meeting.




                                   ______________________________________
                                       Signature(s) of Stockholder(s)

     The signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the stock certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporate name, and give title of signing officer.

Date:____________________, 2001

             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                         EYE CARE INTERNATIONAL, INC.

                 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                     PROMPTLY USING THE ENCLOSED ENVELOPE.